EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 11/7/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/15/2025	Sell	7,460	3.73
9/19/2025	Sell	5,509	3.71
9/29/2025	Sell	25,341	3.70
9/30/2025	Sell	17,325	3.71
10/1/2025	Sell	9,249	3.71
10/7/2025	Sell	11,717	3.72
10/8/2025	Sell	16,809	3.72
10/9/2025	Sell	7,200	3.73
10/10/2025	Sell	6,673	3.73
10/15/2025	Sell	9,778	3.74
10/27/2025	Sell	9,653	3.74
10/28/2025	Sell	61,271	3.72
10/31/2025	Sell	11,890	3.77
11/3/2025	Sell	12,429	3.74
11/4/2025	Sell	20,789	3.73
11/5/2025	Sell	41,124	3.71
11/6/2025	Sell	29,391	3.71
11/7/2025	Sell	52,344	3.72